Exhibit 99.1

NYSE: MMP

Date:	Aug. 3, 2011

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Generates Record Quarterly Operating Profit and Net Income

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly operating profit of $128.7 million for second quarter 2011 compared to $124.7 million for second quarter 2010. The partnership also generated record quarterly net income of $103 million for second quarter 2011 compared to $102.5 million for second quarter 2010.

Net income per limited partner unit was 91 cents in second quarter 2011 versus 96 cents in the corresponding 2010 period. Net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was also 91 cents for second quarter 2011, exceeding the 87-cent guidance provided by management in early May.

Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased 17% to $117.6 million for second quarter 2011 compared to $100.7 million during second quarter 2010.

“Magellan continues to perform well this year, delivering record quarterly financial results during the second quarter of 2011,” said Michael Mears, chief executive officer. “Contributions from recently-completed acquisitions and expansion projects have exceeded our initial expectations, and along with strong commodity performance, are keeping us on track for a record year. We remain focused on additional opportunities to grow our partnership further.”

An analysis by segment comparing second quarter 2011 to second quarter 2010 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

Petroleum pipeline system. Pipeline operating margin was $146.4 million, an increase of $12 million and a quarterly record for this segment. Transportation and terminals revenues increased between periods primarily due to higher shipments for gasoline and diesel fuel and contributions from recent acquisitions. Excluding the Texas pipelines acquired in Sept. 2010, which shipped 23.1 million barrels of product during second quarter 2011, transportation volumes on the partnership’s pipeline system increased 5% for second quarter 2011 due to new customer commitments. Second-quarter 2011 revenues also improved due to higher fees for pipeline capacity and storage leases, terminal throughput, ethanol blending and other blending services.

Transportation revenue per barrel shipped declined between periods because the tariffs related to the partnership’s new Texas pipelines are significantly lower than its remaining pipeline system due to the short distance of the pipeline movements between Houston and Texas City, Texas. Excluding these recently-acquired pipelines, average transportation rates increased for the remainder of the partnership’s pipeline system by 3%.

Operating expenses increased between periods primarily due to an impairment charge for a terminal the partnership may sell or close in 2011, higher maintenance spending and power costs and an accrual for potential historical air emission fees during the current period. These higher costs were partially offset by more favorable product overages, which reduce expenses.

Product margin (defined as product sales revenues less product purchases) declined between periods primarily due to timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s commodity-related activities. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s actual cash product margin reflecting only transactions that settled during the quarter decreased slightly between periods primarily due to lower results from the partnership’s Houston-to-El Paso commodity sales activities and petroleum products blending activities, which were partially offset by higher fractionation profits in second quarter 2011.

Petroleum terminals. Terminals operating margin was $35.4 million, an increase of $0.4 million. The current period benefited from recently-acquired crude oil storage in Cushing, Oklahoma, which the partnership purchased in Sept. 2010, recently-constructed crude oil storage in Cushing and new tank construction and higher storage fees at the partnership’s other storage facilities. Higher ethanol fees at the partnership’s inland terminals also contributed to the improvement, offsetting lower throughput volumes. Operating expenses increased between periods due to an accrual for potential historical air emission fees, higher losses on asset retirements resulting from the demolition of older tanks to make room for new tank construction and operating costs related to the recently-acquired crude oil storage.

Ammonia pipeline system. Ammonia operating margin was $2 million, an increase of $1.5 million. Revenues increased due to higher shipments as the pipeline was down during much of second quarter 2010 for hydrostatic testing. Operating expenses increased between periods primarily due to higher power costs to move the additional volumes.

Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and G&A expense increased primarily due to enhanced payout expectations for the partnership’s equity-based compensation program.

Net interest expense also increased in the current quarter as a result of additional borrowings to fund recent expansion capital expenditures, including acquisitions.

Capital spending expectations

Management continues to pursue expansion opportunities, including organic growth construction projects and acquisitions. Based on the progress of expansion projects already underway, the partnership currently expects growth capital spending of $240 million for 2011, with an additional $60 million of spending thereafter to complete these projects. The latest spending estimates are $45 million higher than previous guidance due to a number of new projects, including:

•	Acquisition of 0.5 million barrels of petroleum products storage in Missouri, which the partnership is connecting to its nearby petroleum pipeline system;

•	Construction of 1 million barrels of petroleum products storage at locations along Magellan’s petroleum pipeline system, supported by long-term contracts; and

•	Establishing capabilities to load petroleum products onto rail cars from the partnership’s Minneapolis, Minnesota terminal.

Further, the partnership continues to make progress on the construction of crude oil storage in Cushing, Oklahoma. Of the 4.25 million barrels of new storage included in this project, 2.5 million barrels are currently in service. The remaining tanks are expected to be placed in service by the end of Oct. 2011.

The partnership continues to evaluate more than $500 million of potential growth projects in earlier stages of development, which have been excluded from the spending estimates, such as the potential reversal and conversion of a portion of the partnership’s Houston-to-El Paso pipeline to crude oil service. Management is in advanced discussions with potential shippers and remains optimistic sufficient volumes will be committed in the near future to proceed with the project.

Financial guidance for 2011

Management is raising its 2011 DCF guidance by $5 million to approximately $445 million and remains committed to its stated goal of 7% distribution growth for the year. Net income per limited partner unit is now estimated to be $3.45 for 2011, with third-quarter guidance of 68 cents. Guidance assumes no future NYMEX MTM adjustments.

Earnings call details

An analyst call with management regarding second-quarter results and outlook for the remainder of 2011 is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 259-8883 and provide code 5635195. Investors also may listen to the call via the partnership’s website at http://www.magellanlp.com/webcasts.aspx.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 9. To access the replay, dial (888) 203-1112 and provide code 5635195. The replay also will be available at http://www.magellanlp.com.

Non-GAAP financial measures

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.

Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.

Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership’s commodity-related activities.

DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.

Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.

The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.

Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products, such as gasoline and diesel fuel, and crude oil. The partnership’s primary assets include: the longest petroleum products pipeline system in the continental United States at 9,600 miles, which can access more than 40% of the country’s refining capacity and imports, as well as 85 petroleum terminals with over 70 million barrels of storage. More information is available at http://www.magellanlp.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum pipelines owned and operated by third parties and connected to the partnership’s petroleum terminals or petroleum pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (9) an increase in the competition the partnership’s operations encounter; (10) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending and (11) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Transportation and terminals revenues	$193,173	$223,192	$366,342	$428,600
Product sales revenues	229,698	159,943	386,034	397,239
Affiliate management fee revenue	189	192	379	385

Total revenues	423,060	383,327	752,755	826,224
Costs and expenses:
Operating	70,287	81,323	132,396	143,684
Product purchases	183,639	118,836	316,523	330,066
Depreciation and amortization	25,715	30,664	52,057	60,027
General and administrative	20,178	25,281	43,420	49,871

Total costs and expenses	299,819	256,104	544,396	583,648
Equity earnings	1,480	1,443	2,669	2,810

Operating profit	124,721	128,666	211,028	245,386
Interest expense	22,521	25,988	44,295	52,474
Interest income	(7)	(1)	(11)	(11)
Interest capitalized	(803)	(1,190)	(1,651)	(1,861)
Debt placement fee amortization expense	329	385	657	770

Income before provision for income taxes	102,681	103,484	167,738	194,014
Provision for income taxes	229	485	752	950

Net income	$102,452	$102,999	$166,986	$193,064

Allocation of net income (loss):
Non-controlling owners’ interest	$(68)	$—	$(68)	$(63)
Limited partners’ interest	102,520	102,999	167,054	193,127

Net income	$102,452	$102,999	$166,986	$193,064

Basic and diluted net income per limited partner unit	$0.96	$0.91	$1.56	$1.71

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	106,896	112,847	106,869	112,804

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Petroleum pipeline system:
Transportation revenue per barrel shipped	$1.304	$1.097	$1.265	$1.071

Volume shipped (million barrels):
Refined products:
Gasoline	42.8	52.3	82.1	104.7
Distillates	28.8	32.9	53.2	62.5
Aviation fuel	5.2	7.7	10.0	12.8
Liquefied petroleum gases	1.9	2.2	3.1	3.1
Crude oil	—	10.2	—	17.2

Total volume shipped	78.7	105.3	148.4	200.3
Petroleum terminals:
Storage terminal average utilization (million barrels per month)	23.8	31.1	23.8	30.5
Inland terminal throughput (million barrels)	30.3	29.3	56.4	56.9

Ammonia pipeline system:
Volume shipped (thousand tons)	111	191	278	412

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Petroleum pipeline system:
Transportation and terminals revenues	$141,461	$161,168	$264,376	$305,230
Less: Operating expenses	49,450	51,737	92,270	89,447

Transportation and terminals margin	92,011	109,431	172,106	215,783

Product sales revenues	222,963	152,891	375,189	379,879
Less: Product purchases	182,267	117,540	313,043	326,013

Product margin	40,696	35,351	62,146	53,866
Add: Affiliate management fee revenue	189	192	379	385
Equity earnings	1,480	1,443	2,669	2,810

Operating margin	$134,376	$146,417	$237,300	$272,844

Petroleum terminals:
Transportation and terminals revenues	$48,446	$56,969	$94,105	$112,190
Less: Operating expenses	18,262	26,627	34,635	48,623

Transportation and terminals margin	30,184	30,342	59,470	63,567

Product sales revenues	6,763	7,140	10,873	17,558
Less: Product purchases	1,917	2,084	4,523	5,858

Product margin	4,846	5,056	6,350	11,700

Operating margin	$35,030	$35,398	$65,820	$75,267

Ammonia pipeline system:
Transportation and terminals revenues	$3,783	$5,755	$8,876	$12,787
Less: Operating expenses	3,235	3,726	7,216	7,057

Operating margin	$548	$2,029	$1,660	$5,730

Segment operating margin	$169,954	$183,844	$304,780	$353,841
Add: Allocated corporate depreciation costs	660	767	1,725	1,443

Total operating margin	170,614	184,611	306,505	355,284
Less: Depreciation and amortization expense	25,715	30,664	52,057	60,027
General and administrative expense	20,178	25,281	43,420	49,871

Total operating profit	$124,721	$128,666	$211,028	$245,386

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT

EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS

TO GAAP MEASURE

(Unaudited, in thousands except per unit amounts)

	Three Months Ended June 30, 2011
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
As reported	$102,999	$0.91
Deduct: Unrealized derivative gains associated with future physical product transactions	(226)	—

Excluding commodity-related adjustments	$102,773	$0.91

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	112,847

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,		2011 Guidance
	2010	2011	2010	2011
Net income	$102,452	$102,999	$166,986	$193,064	$389,000
Depreciation and amortization (1)	26,044	31,049	52,714	60,797	124,000
Equity-based incentive compensation (2)	1,949	5,260	3,509	1,600	8,000
Asset retirements and impairments	335	5,276	(1,282)	7,106	8,000
Commodity-related adjustments:
Derivative losses/(gains) recognized in the period associated with future product transactions (3)	(14,364)	(226)	(13,209)	8,765
Derivative (losses)/gains recognized in previous periods associated with product sales completed in the period (4)	(11,763)	(17,381)	(7,158)	(12,007)
Lower-of-cost-or-market adjustments	5,119	—	5,182	—
Houston-to-El Paso cost of sales adjustments(5)	971	1,929	(4,233)	(3,915)

Total commodity-related adjustments	(20,037)	(15,678)	(19,418)	(7,157)	(16,000)
Maintenance capital	(8,990)	(10,720)	(15,023)	(19,370)	(65,000)
Other	(1,050)	(601)	(1,579)	(739)	(3,000)

Distributable cash flow	$100,703	$117,585	$185,907	$235,301	$445,000

Distributable cash flow per limited partner unit	$0.94	$1.04	$1.74	$2.09	$3.95

Weighted average number of limited partner units paid distributions	106,731	112,737	106,731	112,737	112,800

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)

Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the six months ended June 30, 2010 and 2011 was $6.9 million and $9.0 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2010 and 2011 of $3.4 million and $7.4 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3)

Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership’s earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4)

When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

(5)

Cost of goods sold adjustment related to transitional commodity activities for the partnership’s Houston-to-El Paso pipeline to more closely resemble current market prices for distributable cash flow purposes rather than average inventory costing as used to determine the partnership’s results of operations.